UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2016

BIOSCRIP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-28740	05-0489664
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Clearbrook Road, Elmsford, New York	10523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 460-1600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01. Other Events.

On September 8, 2015, Thomas McCormack (“Plaintiff”) filed a complaint in the Court of Chancery of the State of Delaware against BioScrip, Inc. (the “Company”), the Company’s Board of Directors (the “Board”), and SunTrust Bank, as administrative agent, captioned Thomas McCormack v. BioScrip, Inc. et al., C.A. No. 11480-CB, alleging that the adoption of what Plaintiff referred to as a “Proxy Put” or “Dead Hand Proxy Put” in the Company’s July 31, 2013 credit agreement (the “Credit Agreement”), as amended from time to time, constituted a breach of the Board’s fiduciary duty. Among other things, Plaintiff sought a declaration that the Proxy Put was invalid, unenforceable, and severable from the Credit Agreement. While the Company and SunTrust Bank deny completely all of the allegations of wrongdoing in the complaint, on October 9, 2015, the requisite lenders approved, and the Company and SunTrust Bank executed, an amendment to the Credit Agreement to eliminate the so-called “Dead Hand Proxy Put.” As a result of the amendment, Plaintiff agreed that his claims were moot, and the Company agreed to pay $130,000 in fees and expenses to Plaintiff’s counsel. On January 14, 2016, the Court entered a Stipulation and Order (the “Order”) providing that Plaintiff’s action will be dismissed with prejudice only as to Plaintiff and the case will be closed. The Court has not passed on the amount of fees and expenses. Plaintiff’s Counsel are Carl L. Stine, Esq., of Wolf Popper LLP, (212) 759-4600, and Jessica Zeldin, Esq. of Rosenthal, Monhait & Goddess, P.A., (302) 656-4433, and Company’s counsel are Jay P. Lefkowitz, Esq. of Kirkland & Ellis LLP and R. Montgomery Donaldson, Esq. of Polsinelli PC, (302) 252-0923.

In accordance with the Order, the Company has filed this 8-K to comply with the notice requirements of Delaware law. The Company will file an affidavit notifying the Court of its compliance with the Order, which will result in the action being dismissed and the case closed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.

Date: January 20, 2016	/s/ Kathryn M. Stalmack
	By:	Kathryn M. Stalmack
Senior Vice President, General Counsel and
Secretary